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                                                                     Exhibit 3.5

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                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            COMPASS BANCSHARES, INC.

================================================================================

     (Originally incorporated under the name "Central and State National Corporation of Alabama" on December 8, 1970)

     Compass Bancshares, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Compass Bancshares, Inc. resolution were duly adopted setting forth the proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring such amendment to be advisable and calling for the presentation of the proposed amendment to shareholders of the corporation at a special meeting. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that Article 4.1 of the corporation's Restated Certificate of Incorporation be revised to read as follows:

          "4.1 Authorized Stock. The total number of shares of all classed of stock which the Corporation shall have the authority to issue is one hundred twenty-five million (125,000,000), consisting of

               (1) Twenty-five million (25,000,000) shares of preferred stock, $.10 par value per share (hereinafter the "Preferred Stock"); and

               (2) One hundred million (100,000,000) shares of common stock, $2.00 par value per share (hereinafter the "Common Stock")."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by status were voted in favor of the amendment.

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     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, Compass Bancshares, Inc. has caused this certificate to be executed on this 16 day of September, 1994.

                                        COMPASS BANCSHARES, INC.


                                        By: /s/ Garrett R. Hegel
                                            ------------------------------------
                                        Its: Chief Financial Officer

ATTEST:


By: /s/ Jerry W. Powell
    ---------------------------------
Its: Secretary

STATE OF ALABAMA       )
                       )
COUNTY OF BIRMINGHAM   )

     I, the undersigned Notary Public in and for said County and State, do hereby certify that on this 16 day of September, 1993, personally appeared before me Garrett R. Hegel, who, being first duly sworn, declared that he is the Chief Financial Officer of Compass Bancshares, Inc., and that, being informed of the contents, he voluntarily executed the foregoing instrument in said capacities, as the act and deed of the Corporation, and that the statements made in the foregoing instrument are true.

     WITNESS my hand and official seal on the date aforesaid.


                                        /s/ Barbara S. Edmonds
                                        ----------------------------------------
                                        Notary Public

[NOTARIAL SEAL]                         My Commission Expires: 9-8-95